UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

ICU MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on June 9, 2014

The date of this supplement is May 29, 2014.

Additional Information on
Amendment and Restatement of the 2011 Plan Proposal

On April 28, 2014, ICU Medical, Inc. (the “Company”) filed a definitive Proxy Statement for its 2014 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 9, 2014. The record date for determining stockholders entitled to vote at the Annual Meeting was set as the close of business on April 21, 2014 (the “Record Date”). The Company has been requested to provide additional information with respect to its 2011 Stock Incentive Plan (the “2011 Plan”).

As of the Record Date, the Company had 15,209,943 shares of common stock outstanding and 82,359 restricted stock units outstanding. As of the Record Date, the Company had 123,265 shares of common stock available for future awards under the 2011 Plan.

The following table provides additional information for the Company’s outstanding stock options under the 2011 Plan as of the Record Date:

Range of Grant Dates		Range of Exercise Prices		Weighted Average Life (years)	Number Outstanding as of 04/21/14	Weighted Average Exercise Price	Number Exercisable as of 04/21/14	Weighted Average Exercise Price
Stock options outstanding in excess of six years
05/16/03	11/16/04	$22.69	$32.61	0.98	48,572	$28.96	48,572	$28.96
12/28/04	12/28/04	$29.27	$29.57	0.39	55,000	$29.29	55,000	$29.29
12/28/04	12/28/04	$32.68	$34.18	0.42	109,250	$33.46	109,250	$33.46
12/28/04	12/28/04	$37.83	$37.83	0.78	1,500	$37.83	1,500	$37.83
04/16/05	05/16/05	$32.92	$34.79	1.15	125,750	$33.06	125,750	$33.06
08/08/06	08/08/06	$40.96	$40.96	2.30	20,000	$40.96	20,000	$40.96
08/14/07	08/14/07	$35.00	$35.00	3.32	174,750	$35.00	174,750	$35.00
10/19/07	12/19/07	$37.42	$38.40	3.65	21,500	$37.49	21,500	$37.49
01/30/08	03/17/08	$24.79	$29.77	3.88	65,150	$26.03	65,150	$26.03
				1.96	621,472	$32.70	621,472	$32.70
Stock options outstanding less than six years *
04/21/08	02/24/14	$24.17	$67.25	8.23	2,206,507	$50.92	831,411	$39.56
Total stock options outstanding					2,827,979		1,452,883
*Stock options outstanding for less than six years include 682,366 options that were granted in February 2014, of which 182,366 options were granted outside of the 2011 Plan, to the Company's new Chief Executive Officer.